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January 2, 2002

CONFIDENTIAL

Wire One Technologies, Inc.
225 Long Avenue
Hillside, NJ 07205

Attention:        Richard Reiss
                  President & Chief Executive Officer

         This letter agreement (this "Agreement") confirms the engagement of H.C. Wainwright & Co., Inc. ("HCW") by Wire One Technologies, Inc. ("WONE" or the "Company") as placement agent to arrange the sale of approximately 3,500,000 shares of common stock and warrants to purchase approximately 525,000 additional shares of common stock (collectively, the "Securities") on behalf of the Company. The sale of the Securities (the "Financing") shall be completed pursuant to the shelf registration statement declared effective by the SEC on September 24, 2001.

         1. Retention. Subject to the terms and conditions of this Agreement, WONE hereby engages HCW to act on behalf of the Company as placement agent during the authorization period to arrange the sale of Securities in an amount and on terms and conditions satisfactory to the Company, and HCW hereby accepts such engagement. The Financing shall be effected only in accordance with the Securities Act of 1933 and applicable securities laws of states and other jurisdictions.

         2. Authorization Period. HCW's engagement shall become effective on the date hereof and shall expire on the earlier of the completion of the Financing and January 31, 2002.

         3. Compensation. WONE shall pay HCW the compensation set forth below:

                  Fee. WONE shall pay a cash placement fee equal to 8% of the gross proceeds received by WONE upon the closing of the Financing. Concurrently with the closing of the Financing, HCW shall use 25% of such cash placement fee to purchase a number of shares of WONE common stock equal to 2% of the number of shares of WONE common stock sold in the Financing.

         4. Representations, Warranties and Covenants of WONE. WONE represents and warrants to, and covenants with, HCW as follows:

                  WONE shall take and shall cause its affiliates to take such actions as may be required to cause compliance with this Agreement. HCW acknowledges that WONE may cause its affiliates to perform any of its obligations hereunder; provided, however, that WONE's intention to do so (or any action by WONE or HCW in respect thereof) shall not relieve WONE from its obligation to perform such obligations when due.

         5. Indemnification. The indemnification agreement executed in conjunction with the engagement letter dated May 3, 2001 between WONE and HCW shall cover this engagement.

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         6. Notices. Notice given pursuant to any of the provisions of this
Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to WONE's office at 225 Long Avenue, Hillside, NJ 07205. Attention: Richard Reiss, President and Chief Executive Officer; and (b) if to HCW, to its office at 245 Park Avenue, 44th floor, New York, NY 10167. Attention: Jason Adelman, Managing Director.

         7. Confidentiality. No financial advice rendered by HCW pursuant to this Agreement may be disclosed publicly in any manner without HCW's prior written approval, except as may be required by law, regulation or court order but subject to the limitation below. If the Company is required or reasonably expects to be so required to disclose any advice, WONE shall provide HCW with prompt notice thereof so that HCW may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy. Whether or not such a protective order or other remedy is obtained, WONE will and will cause its affiliates to disclose only that portion of such advice which the Company is so required to disclose.

                  This Agreement sets forth the entire agreement between the parties, and supersedes and merges all prior written or oral agreements, with respect to the Financing, may be amended only in writing and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State. This Agreement may not (other than in connection with a sale or other transfer by such party of all or substantially all of its assets or business) be assigned by either party without the prior written consent of the other party.

                  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any other respect or any other provision of this Agreement.

                  Please confirm that the foregoing correctly sets forth our agreement by signing and returning to HCW the enclosed duplicate copy of this Agreement.

                                     Very truly yours,
                                     H.C. Wainwright & Co., Inc.


                                     By:____________________________________
                                     Name:
                                     Title:

Accepted and agreed to as of the date first written above

Wire One Technologies, Inc.

By:_________________________
Name:    Richard Reiss
Title:   President and Chief Executive Officer


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